UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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General Metals Corporation
(Name of Registrant as Specified In Its Charter)

Michael D. Duncan, on behalf of himself and the following stockholders of GMC:
Dr. Robert D. Hesselgesser, Kenneth Robert Gearhart, Keith Alan Knight,
Walter W. Knauss, Larry Max Bigler and David L. Holmes
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a letter from the stockholders of General Metals Corporation (“GMC”) listed on the cover page (together, the “Reporting Stockholders”) to the Board of Directors of GMC dated October 27, 2010, and a letter from Mike Duncan to the Board of Directors of GMC dated November 16, 2010.

The Reporting Stockholders have only an informal agreement to vote the shares they hold in furtherance of changes in the composition of the Board of Directors of GMC. The Reporting Stockholders may choose to propose an alternative slate of directors for the vote of GMC’s stockholders at the next meeting of stockholders.  In that event, the participating Reporting Stockholders would file a proxy statement with the information required by Section 14a of the Securities Exchange Act of 1934.  Since the Reporting Stockholders currently intend to solicit proxies with respect to the next election of GMC directors, the General Metals Corporation stockholders are urged to read the proxy statement relating to such solicitation by the Reporting Stockholders, when it becomes available, because it will contain important information.  General Metals Corporation stockholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov.

It is expected that all of the Reporting Stockholders will be participants in the solicitation of proxies with respect to the next election of GMC directors. A DESCRIPTION OF THE SECURITY HOLDINGS, DIRECT AND INDIRECT, OF THE REPORTING STOCKHOLDERS IN GMC IS CONTAINED IN A SCHEDULE 13-D FILED BY THE REPORTING STOCKHOLDERS WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 2010.  A DESCRIPTION OF THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PARTICIPANTS IN THE SOLICITATION OF PROXIES WILL BE SET FORTH IN THE PROXY STATEMENT EXPECTED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

October 27, 2010

VIA EMAIL, FACSIMILE AND CERTIFIED U.S. MAIL

Board of Directors of General Metals Corporation
Attention: Paul Wang, Director and President
General Metals Corporation
615 Sierra Rose Drive, Suite 1
Reno, Nevada   89511

Dear Paul:

The undersigned stockholders collectively hold just under 15% of the shares of General Metals Corporation (“GMC”) and intend to file a Schedule 13D shortly to report our holdings and our views.  As stockholders, we have become increasingly concerned about the ability and desire of the board of directors and the chief executive officer(s) of GMC to effectively lead GMC to the fruition of its stated objectives.  With GMC out of funds, we have discussed the situation and are now compelled to take action.

We strongly believe that the majority of the GMC board members should be replaced with new, completely independent directors, and want to propose director nominees who we believe would better represent the stockholder base as GMC seeks to maximize value for the stockholders.

We have observed what we believe to be continued negligent inaction during a critical time in GMC’s history, including inattentiveness to stockholders’ opinions. The last two director nominees submitted to stockholders for approval, yourself and Mr. Bob Carrington, garnered the support of a mere 54% and 53% of voting stockholders, respectively, hardly a vote of confidence.  Since the company was reorganized as a mining interest in 2006, this is by far the least support ever shown to directors.

As our confidence in the board has diminished, we believe the need for a stronger stockholder voice in the company’s direction has become equally apparent.  Stockholders have literally carried GMC financially for its entire existence, as GMC has never turned a profit and is not expected to do so anytime soon.  Currently there are approximately 1,800 stockholders, including virtually no institutional investors.  We are concerned that the Board may approve and issue Preferred Stock with preferential terms to the detriment of existing shareholders, many of whom have already endured significant dilution.  We also believe that, in venture capital terms, our investments thus far have taken considerable risk out of the project and the treatment we have received does not appear to reflect that truth.  We highlight the undisputed fact that the holders of GMC’s common stock have carried the company financially thus far in order to show that the stockholders have earned the right to a significant voice in nominating directors.

Paul Wang
October 27, 2010

Without being exhaustive, a few of our concerns are listed below:

•
GMC’s most recently filed Annual Report on Form 10-K (the “Annual Report”) implies that without raising additional money, GMC will soon fail. But despite having $9,000 in the bank as of April 30, 2010, the GMC Board has not offered a viable plan or timeline with regard to its fundraising efforts.  With a mere $9,000 in its account, what could be more important to GMC right now than raising funds?

•
We believe that the best option for maximizing stockholder value lies in bringing the Independence Mine Project into production, and you have failed to communicate to the stockholders a clear plan for doing this.

•
Since your election as a director of GMC on January 28, 2010, GMC has not traded above $0.05 per share, and any efforts taken by you, Mr. Powell, Mr. Salri, or Mr. Carrington to improve the price performance have not been apparent to us.

•
We believe that the only directors to have put cash into the company directly are Mr. Forbush and Mr. Carrington.  Therefore, to the best of our knowledge, neither you, Mr. Powell, nor Mr. Salari have anything other than your reputations at risk.

•
Mr. Wang is listed in the Annual Report as GMC’s “independent financial expert”; however, given his recent appointment as President of the company, Mr. Wang is no longer independent, a fact that is omitted in the press release announcing his appointment as President. Thus, Mr. Powell is the only one of GMC’s current directors who is “independent,” as defined in NASDAQ Marketplace Rule 5605(a)(2) and Mr. Powell owns no shares of GMC, according to the Annual Report.

•	To our knowledge, GMC does not have a Nominating and Corporate Governance Committee, a significant deficiency in GMC’s corporate governance.

•
With only one independent board member, it is not currently possible for GMC to have independent board committees.  Having independent board committees is a best practice for all public companies and a requirement for all public companies listed on a national exchange.

The Securities and Exchange Commission (the “SEC”) recently acknowledged the value of stockholders nominating directors,1 citing evidence that companies with stockholder nominated directors have experienced improvement in corporate governance structures and strategy and increases in stockholder value measured in both absolute returns and relative to peers.2

1 Securities and Exchange Commission, Release No. 34-62764, dated August 25, 2010. See pages 334-335.

2 Id, at page 335.

Paul Wang
October 27, 2010

Mr. Carrington was adamant that Mr. Powell and Mr. Wang were vital to his plans to raise the necessary funding to make this company successful.   Mr. Wang has been a director since March 2010 and Mr. Powell since May 2010 and to date, there have been no announcements of funding, or share private placements, with which to build this Company.

At this point, we believe that you, Mr. Powell, and Mr. Carrington are not working in good faith for the best interests of all stake holders.  To the contrary, we believe the three of you have consistently demonstrated a complete lack of commitment, interest or ability to manage the affairs of the Company, or move the Company forward.  In the President’s letter recently released to the public, there was not one accomplishment identified that you instigated after you took control of the Board of this Company more than 7 months ago.

The foregoing has been discussed on several prior occasions without discernable progress. Consequently, we feel compelled to issue a formal statement of “No Confidence” in your, Mr. Powell’s and Mr. Carrington’s leadership and request that the three of you voluntarily resign your Board and officer positions immediately, or, alternatively, call an annual meeting of the shareholders to be held as quickly as SEC regulations allow in which we will present replacement directors for vote of the shareholders.  Should you choose to refuse both of these requests, we will pursue any and all legal and other remedies at our disposal.

Respectfully,

The Undersigned Stockholders of GMC

[Signature page follows.]

Paul Wang
October 27, 2010

Stockholder
By: /s/ Michael Duncan
Name: Michael Duncan

By: /s/ Dr. Robert Hesselgesser
Name: Dr. Robert Hesselgesser

By: /s/ Kenneth R. Gearhart
Name: Kenneth R. Gearhart

By: /s/ Hank Brock
Name: Hank Brock

By: /s/ Walter Knauss
Name: Walter Knauss, CPA

By: /s/ Keith Knight
Name: Keith Knight

By: /s/ Larry Max Bigler
Name: Larry Max Bigler

By: /s/ David Holmes
Name: David Holmes

EXHIBIT B
November 16, 2010

Dear Paul Wang:

Please excuse my delayed response to your letter of November 8, 2010. I have been away from my Reno office for several days.  I am still away, but now have the opportunity to respond, and will do so now.  Before beginning, I will state for the record that since you chose to ignore the remaining shareholders that are party to the Schedule 13-D and directed your letter to me personally, you may consider the contents of this letter to be my personal opinion and response.     The other shareholders may register their own opinion to your letter.

 To be blunt, I believe that your letter is a farcical distortion of reality and a slap in the face to the shareholders of this company (with the exception of a few shareholders, such as Mr. Carrington).   I cannot see that it says anything of substance relative to GMC, and I believe you should be embarrassed for writing it.   The people that have invested their money in this company are the ones that have a right to be disappointed, not you, and believe me, many shareholders are.

The implication that we as shareholders have not tried to work constructively with you and the present board is patently absurd and misleading.    In the midst of a huge gold bull market this company seems to be going nowhere and is, based on the information I have at my disposal, on the verge of bankruptcy.   Over the past several months, a number of substantial shareholders, myself included, have expressed extreme concern over this and, as you very well know, have made numerous requests to the board for open, honest, and substantive communication regarding any plans you may have for reversing the downward trend of this company and moving it forward to success.   The board has, on every occasion, completely, and blatantly, refused to comply with these requests, and your latest letter is merely a continuation of the board’s refusal to communicate substantively with the shareholders of this company, or even recognize the major problems and important issues facing GMC.

Response to Specific Points Raised in Your Letter:

Your statement that “the BOD is working extremely hard to improve the shareholder value and the stock has traded at a near 52 week high recently”, would be laughable if the situation with GMC were not so serious.  You seem to be quite proud that GMC recently traded as high as six cents, and appear to be touting this as a major accomplishment of yours.   The price of GMC stock, only a few days later, has fallen to less than five cents, are you also responsible for this decline?  Of course not, you and I both know that this is normal market movement!  GMC stock has been trading in a range between two cents and six cents for months, because it is (hopefully) bouncing along the bottom and, to my knowledge, management has done nothing that would cause the share price to break out of this range to the upside.    It is beyond me why you think you are responsible for this movement and why you would want to claim responsibility for what is basically a very dismal situation.

More importantly, in case you are unaware, there are shareholders in this group that have acquired GMC stock at 12.5 cents.  In fact, there are GMC shareholders (not a part of this group) that have invested in GMC at well over 30 cents per share.   Considering the raging gold market we are currently in, do you really think that shareholders would agree that a share price of six cents is something to proud of?

In my opinion, your letter says nothing to address the problems and concerns the company is facing, and is, in fact, blatantly ignoring them.  Personally, I have seen nothing that makes me think the board is working at all, much less extremely hard; however, considering the lack of positive results generated, if the Board has been working extremely hard, or even believes it has been working extremely hard, then it should acknowledge that it has failed, and have the decency and consideration to immediately step aside and allow the shareholders to replace them with a board that can deliver results.  With a more committed and capable board, we would at least have a chance, at this very late date, to save the company and the investment of so many shareholders.

I found your statement that all directors have personally purchased shares of GMC to be very interesting.  If this is true, these purchases, to my knowledge, have not been appropriately reported under SEC rules.  I make this statement based on my reading of the insider ownership disclosure reports required to be made public by the SEC for benefit of stockholders.  I also note that you made no mention of how large these new shareholdings acquired by the directors are.   I suspect they are quite small, but I am most interested to find out for sure.

Your letter makes it clear that you intend to personally control all communications between us, as a shareholder group, and the board of directors as a whole.  I would like to point out that, in spite of what you may believe, you are an employee of GMC, not its dictator.  Your demand to control and screen stockholder communications addressed to the entire board is very much in line with how you have been running this company, and how, Mr. Carrington, ran it before your arrival.  It demonstrates, in no uncertain terms, the arrogance and corporate governance shortcomings of the current Board and the problems that can arise when only one member of a five member board is independent.  As it would be inappropriate to do otherwise, I will continue to freely correspond with the entire board of directors on any matters concerning the company.

A good portion of your letter is dedicated to providing informal suggestions regarding the SEC filing requirements of our shareholder group.   You should concern yourself with your own SEC filing obligations rather than discussing ours.  For example, I note that you are currently delinquent with regard to your Securities Exchange Act, Section 16 reporting requirements.   In fact, it appears to me that you have filed none to date.    More importantly, any time you spend thinking about our filing requirements would be much better spent responding aggressively, quickly, and effectively to resolving the problems facing this company.

You raised the topic of short sales in your letter.  This, as the rest of your letter, is a feeble attempt to deflect attention away from the real matters concerning GMC.  We have no intention of selling GMC shares short.  In fact, given the significant long positions of each member of our group, the very suggestion of short sales with regard to our shareholder group is ludicrous.

In case you have forgotten, I have on several previous occasions expressed to you what are, in my opinion, the real matters of concern facing GMC.  Let me restate them for you one more time:

1)      You and the current Board have failed to remedy, or even present a plan that might remedy, the serious liquidity crisis facing GMC.

2)      You and the current Board have refused to discuss, present, or implement any plan that might be effective in generating the investor interest necessary to move GMC forward to its stated goals of gold production, cash flow generation, and higher share prices.

3)      The company’s SEC filing leads me to believe that the company is in dire straits, unable to pay its bills, and on the verge of going bankrupt.   Not only have you, Mr. Powell, and Mr. Carrington failed to resolve, or even attempt to resolve these very serious issues, you seem to be unaware that they even exist.   In an attempt to save this company before it is too late we have requested that you, Mr. Carrington, and Mr. Powell voluntarily resign your positions as officers and directors so that we may install a competent board of directors and management team.  If you are unwilling to tender your immediate resignation, we have requested that you call a meeting of the shareholders as quickly as practicable under SEC rules so that the shareholders may have the opportunity to remove you from office and replace you with competent and committed management.   As has been the case in the past, you have refused to even acknowledge these requests, and leave us no choice but to again demand that the Board call a meeting of shareholders as soon as practicable.

In regards to calling a shareholder meeting, I would like to point out that GMC should be having an annual meeting soon according to its usual calendar schedule. Why has the board not announced a date for the next shareholder meeting?  Furthermore, why has the board not announced the deadline for submitting stockholder proposals for the next stockholder meeting?

GMC is required to disclose, in its annual proxy statement, the deadline for shareholders wishing to submit proposals for consideration at the next annual stockholder meeting.  The board has failed to do this.  In its definitive proxy statement dated March 25, 2010, GMC states that the deadline for submitting stockholder proposals is March 1, 2010.  The proxy requirements clearly call for disclosure of the deadline for submitting stockholder proposals relating to the next annual meeting, not the same annual meeting, described in the proxy statement. Learning about a deadline after the fact is not very helpful.

In truth Paul, based on what I have seen to date, I have no idea why you and Mr. Powell even accepted positions on the board of this company.    Based on what Mr. Carrington told me about you and Mr. Powell prior to the time you became involved with the company, I had high hopes that the two of you would be providing strong and capable management, and the financial strength necessary to get GMC turned around and moving toward success.  I had optimistic feelings about Mr. Carrington’s leadership ability when we first met; however, that optimism vanished after months of inactivity, and unfortunately, the same is happening under your leadership.

While I am certainly not privilege to the inner workings of this company, I can see nothing that the current management has done, is doing, or even plans to do, that would increase shareholder value and improve the prospects of GMC.   You have had more than enough time to develop and implement a plan to move this company forward, and, for whatever reason, have not done so.   This company has good assets and, properly managed and promoted, its share price should be moving strongly upward in today’s market, unfortunately, under the current management team, this is just not happening.

The shareholders of this company have invested a substantial amount of money in supporting and developing GMC to this point, and do not wish to see it needlessly fail.   It is unfair that you and Mr. Powell, who have invested little or nothing in GMC and are directors only at the insistence of Mr. Carrington, should continue to maintain an iron grip on the management of this company and intentionally prevent shareholders from having the opportunity to try and save this company by replacing you with a team that they believe will have the ability to succeed, where you have not.   In fairness to all, I again request that you, Mr. Powell, and Mr. Carrington voluntarily step aside and allow the shareholders to select a team of their choosing.

In closing, I would like to mention that I have had the opportunity to review your GMC press release of November 11, 2010.   At first glance I was quite hopeful that you were announcing something of significance, but quickly saw that was not the case.  In fact, why you wrote and release this PR is not clear to me as it says absolutely nothing of substance regarding GMC, or the MOU itself, which is supposedly the topic of the release.    Of course, it does strongly imply that the MOU is quite beneficial to the company, and, no doubt, many investors and potential investors took it to mean just that.   Hopefully, when more details of the MOU are known, they will not be disappointed.

Your PR did provide interesting information regarding Gold Canyon Mining and the equipment they use; however, since this is a public announcement, you should be aware that Catipllar is actually spelled Caterpillar.

Regards,

Michael D. Duncan, Shareholder

Cc:  Board of Directors, General Metals Corporation